EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 1, 2011		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
RECEIVES APPROVAL TO PAY AUGUST TARP DIVIDEND

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion bank holding company, with banking locations in Kentucky, Ohio, West Virginia, Virginia, Washington DC, and Maryland announced that it received approval from the Federal Reserve Bank of Richmond (“FRB”) and the Federal Reserve Board of Governors (“Board of Governors”) to pay the regularly scheduled quarterly dividend due August 15, 2011 on Premier’s Series A Preferred Stock owned by the U.S. Treasury under the Troubled Asset Relief Program (“TARP”).

In a letter dated July 21, 2011, the FRB and Board of Governors approved Premier’s July 14, 2011 request to pay the current $278,150 dividend due August 15, 2011

President and CEO Robert W. Walker commented, “We are pleased with the prompt response by the FRB to approve payment of our obligation under the TARP program.  We believe that our actions to merge Consolidated Bank and Trust and Adams National Bank into the newly formed Premier Bank on April 8, 2011 helped to facilitate the regulatory approval of the dividend payment.  We are hopeful that the FRB will continue to analyze our company and determine that there is no longer any need for the July 29, 2010 written agreement and it can be terminated.”

On July 29, 2010, Consolidated Bank and Trust Company (“CB&T” or “the Bank”), a wholly owned subsidiary of Premier, the FRB and the State Corporation Commission Bureau of Financial Institutions (“Virginia Bureau”) entered into a written agreement (“Written Agreement”) requiring CB&T to perform certain actions primarily designed to improve the credit quality of the Bank.  Premier was also named as a party to the Written Agreement to ensure that the Bank complied with the Written Agreement.  CB&T was merged into Premier Bank, Inc., a wholly owned subsidiary of Premier, on April 8, 2011.

In addition to ensuring the Bank complied with provisions of the Written Agreement, Premier is also specifically subject to a provision requiring prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors before declaring or paying any dividends, including the dividends payable to the U.S. Treasury on Premier’s Series A Preferred Stock.  Under this provision the FRB and Board of Governors had denied Premier’s written requests to pay the November 15, 2010 and February 15, 2011 scheduled Series A preferred dividends but subsequently approved the payment of the deferred Series A dividends concurrent with the May 16, 2011 dividend payment.

On October 2, 2009, Premier issued 22,252 shares of its Series A Preferred Stock to the U.S. Treasury under the TARP – Capital Purchase Program.  The Series A Preferred Stock features a cumulative 5.0% annual dividend rate payable on a quarterly basis on the 15th of February, May, August and November of each year.  The cumulative feature requires Premier to pay all deferred dividends prior to declaring any dividends to holders of common stock.

In addition to the $768 million Premier Bank headquartered in Huntington, West Virginia, Premier Financial Bancorp owns Citizens Deposit Bank & Trust, a $208 million bank headquartered in Vanceburg, Kentucky; Farmers Deposit Bank, a $59 million bank headquartered in Eminence, Kentucky; and Ohio River Bank, a $97 million bank headquartered in Ironton, Ohio.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.